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                                 AGREEMENT FOR

                               SALE AND PURCHASE

                                OF AIA 727 FLEET



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1.0      DATE AND PARTIES

         1.1     DATE.  This agreement is effective July 31, 1997.

         1.2     PARTIES.  The parties to this agreement are:

         A.      American International  Airways, Inc. ("AIA"), attention:
                 Conrad Kalitta, 2701 N. I-94 Service Drive, Ypsilanti, MI 48197, fax: 313-484-3686.

         B. Kalitta Flying Services, Inc. ("KFS"), attention: Don Schilling, Willow Run Airport, P.O. Box 842, Ypsilanti, MI 48197, fax: 313-484-3686.

         C. Conrad Kalitta ("Kalitta"), 2701 N. I-94 Service Drive, Ypsilanti, MI 48197, fax: 313-484-3686.

         D. Kitty Hawk Aircargo, Inc., ("Aircargo"), attention: Richard R. Wadsworth, Jr., P.O. Box 612787, 1515 West 20th, DFW Airport, TX 75261, fax: 972-456-2290.

         E. Kitty Hawk, Inc. ("Kitty Hawk"), attention: M. Tom Christopher, P.O. Box 612787, 1515 West 20th, DFW Airport, TX 75261, fax: 972-456-2292.


2.0      RECITATIONS

         2.1 LETTER OF INTENT. AIA, KFS and Kalitta have entered into a preliminary and non-binding letter of intent (the "letter of intent") with
Kitty Hawk concerning the principal terms of a possible business combination or merger of AIA, KFS and other corporate entities owned by Kalitta that engage in the operation, maintenance and servicing of aircraft (collectively, the
"Kalitta companies") with Kitty Hawk or one or more of its subsidiaries, and that provides the basis for further evaluation and negotiation toward a possible definitive, binding merger agreement (a "definitive agreement").
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         2.2     PRE-CLOSING ACCOMMODATION.  Under Paragraph 3.14 of the letter of intent, which is a non-binding provision, the parties to the letter of intent contemplate that closing under a definitive agreement would occur as soon as practicable, with a target closing date of not later than early October 1997; and further contemplate that under a definitive agreement Kitty Hawk would offer pre-closing advance purchase of appropriate operating segments of the Kalitta companies for cash or cash equivalents of up to $50 million, to provide working capital and assistance with servicing existing debt of the Kalitta companies before closing under a definitive agreement, on the conditions that any such pre-closing accommodation would not diminish the ultimate combined results to Kalitta, and that Kalitta or the Kalitta companies would be entitled to repurchase such operating segment under appropriate conditions if closing of the entire transaction does not occur for any reason other than a breach by a Kalitta company or Kalitta.

         2.3 SALE AND PURCHASE OF AIA BOEING 727 FLEET. The operating segment of the Kalitta companies that the parties to the letter of intent have selected for advance purchase before closing under a definitive agreement is AIA's entire operating Boeing 727 fleet as described in Exhibit A (the "AIA 727 fleet"). This agreement is a binding agreement intended to provide the contractual basis for the advance purchase referred to in Paragraph 3.14 of the
letter of intent.   Under this agreement, and subject to its terms and
conditions, AIA agrees to sell the AIA 727 fleet to Aircargo, a wholly-owned subsidiary of Kitty Hawk, and Aircargo agrees to purchase the AIA 727 fleet from AIA.


3.0      REPRESENTATIONS AND WARRANTIES

         3.1 AIA AND KFS. AIA and KFS jointly and severally represent and warrant to Aircargo and Kitty Hawk that:

         A. Exhibit A to this agreement is a correct listing of all of the Boeing 727 airframes, engines and appliances that comprise the aircraft of the AIA 727 fleet, with U.S. airframe registration numbers; manufacturer's model and serial numbers, cycles and hours to date, and cycles and hours to next major maintenance of airframes, engines, landing gear, and auxiliary power units under AIA's maintenance program (the "AIA maintenance program") approved by the U.S. Federal Aviation Administration (the "FAA"); scheduled values of each aircraft for purposes of Paragraph 4.11(A)(1) and Paragraph 4.18; hushkit status for each aircraft; and other descriptive data.

         B. The AIA 727 fleet, and the aircraft and engine records of the AIA 727 fleet, have in all material respects been maintained and kept in compliance with the AIA maintenance program, manufacturer's recommendations, and FAA requirements.
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         C.      In the opinion of AIA, the purchase price under this agreement is the reasonably equivalent value at the date of this agreement of the AIA 727 fleet and rights under the customer contracts attributable to periods after closing; and the fair value of AIA's assets exceeds the sum of its liabilities.

         D. Exhibit B to this agreement is a correct listing of all leases and operating agreements under which AIA uses or is obligated to use any part of the AIA 727 fleet to provide air transport services to customers (collectively, "customer contracts"). There are no material claims against AIA and no material uncured defaults under any of the customer contracts. Each of the customer contracts is enforceable in accordance with its terms.

         E. Exhibit C to this agreement is a correct listing of all operating schedules, and internal ACMI rates and other aircraft-use charges, for current or planned aircraft operations by AIA (collectively, the "ACMI support operations") in using any part of the AIA 727 fleet to serve AIA's AIF, AIC and other freight operations.

         F. AIA and KFS are Michigan corporations. Each is duly formed and in good standing. The execution, delivery and performance of this agreement by each of them have been duly authorized, and each of them has full power and authority to execute, deliver and comply with the terms of this agreement.

         G. AIA has operated the AIA 727 fleet complying in all material respects with the requirements of the FAA and the U.S. Department of Transportation (the "DOT"); is not currently under investigation by the FAA or any other governmental agency with respect to any potential or asserted failure to comply in any respect with FAA or any other governmental requirements; and has filed all required federal and state income and excise tax returns and paid all taxes that are due.

         H. No part of the AIA 727 fleet is subject to any lien or charge for unpaid taxes or other governmental charges, or to any materialmens' or artisan's lien.

         I. Neither AIA nor KFS knows of any circumstance or claim that might prevent or delay AIA's performing its obligations under this agreement, except satisfaction of the conditions of closing under Paragraph 4.6(A).

         J. Conrad Kalitta is president of AIA and is duly authorized to execute and deliver this agreement and all closing documents under it on behalf of AIA. Don Schilling is president of KFS and is duly authorized to execute and deliver this agreement and all closing documents under it on behalf of KFS.
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         K.      This agreement constitutes the legal, valid and binding
                 obligation of AIA, KFS and Kalitta, enforceable against each of them in accordance with its terms. This agreement does not breach any obligation of AIA, KFS or Kalitta under any contract to which any of them is a party. No consent of any person or entity is required to enable AIA's performance of its closing obligations under this agreement except those that are conditions of AIA's closing obligations under Paragraph 4.6(A).

         3.2 KALITTA. Kalitta represents and warrants to Aircargo and Kitty Hawk that he has no knowledge of any untruth of any representation or warranty by AIA or KFS in Paragraph 3.1.

         3.3 AIRCARGO AND KITTY HAWK. Aircargo and Kitty Hawk jointly and severally represent and warrant to AIA, KFS and Kalitta that:

         A. Aircargo is a Texas corporation and Kitty Hawk is a Delaware corporation. Each is duly formed and in good standing. The execution, delivery and performance of this agreement by each of them have been duly authorized, and each of them has full power and authority to execute, deliver and comply with the terms of this agreement.

         B. Christopher is chairman of the board of directors and chief executive officer of Aircargo and Kitty Hawk, and is duly authorized to execute and deliver this agreement and all closing documents under it on behalf of Aircargo and Kitty Hawk.

         C. Neither Aircargo nor Kitty Hawk knows of any circumstance or claim that might prevent or delay Aircargo's performing its closing obligations under this agreement except satisfaction of the conditions of closing under Paragraph 4.6(B).

         D. This agreement constitutes the legal, valid and binding obligation of Aircargo and Kitty Hawk, enforceable against each of them in accordance with its terms. This agreement does not breach any obligation of Aircargo or Kitty Hawk under any contract to which either of them is a party. No consent of any person or entity is required to enable Aircargo's performance of its closing obligations under this agreement except those that are conditions of Aircargo's closing obligations under Paragraph 4.6(B).


4.0      PURCHASE PRICE, PAYMENT, CLOSING AND RELATED COVENANTS AND CONDITIONS

         4.1 PURCHASE AND SALE. Subject to and under the terms and conditions of this agreement AIA will sell and convey to Aircargo, and Aircargo will purchase from AIA, the AIA 727 fleet as described in Exhibit A, and AIA will assign to Aircargo its rights under the customer contracts identified in Exhibit B that are attributable to periods following closing.

         4.2 PURCHASE PRICE. The purchase price for the AIA 727 fleet and for the assignment of the customer contracts is $51,000,000.
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         4.3     INSPECTIONS AND REVIEWS.

         A. AIA will extend to Aircargo the continuing opportunity after execution of and before closing under this agreement to inspect each airframe and engine of the AIA 727 fleet and their respective ownership and maintenance records, and to perform conformity checks on installation of cargo doors on each airframe of the AIA 727 fleet; except that (i) no borescope test may be performed on any engine, (ii) no intrusive inspection may be performed beyond removal of inspection plates except for conformity checks on cargo-door installations, which may involve intrusive inspection with prompt return to pre-inspection condition at Aircargo's expense, and (iii) no inspection may be scheduled or performed under conditions that prevent use of the aircraft that is being inspected in its regular scheduled or charter operations.

         B. AIA will promptly deliver to Aircargo true and complete copies of all of the customer contracts identified in Exhibit B, and will extend to Aircargo the opportunity to review and inspect AIA's related accounting records and correspondence files demonstrating the course of performance under the customer contracts.

         4.4 OTHER ACTIONS BEFORE CLOSING. Until the earlier of closing or termination of these obligations under Paragraph 4.6(C):

         A. AIA will exert its best efforts at AIA's expense to obtain from Deloitte & Touche, L.L.P. ("D&T") and deliver to Aircargo at or before closing such audited and unaudited statements, if any, of AIA's revenues and direct expenses attributable to the AIA 727 fleet as Kitty Hawk may be required to file under regulations of the U.S. Securities and Exchange Commission (the "SEC") to report acquisition of the AIA 727 fleet and to permit Kitty Hawk to have declared effective by the SEC any subsequent registration statement filed under the Securities Act of 1933, and (iv) D&T's written undertaking to Kitty Hawk to grant future consents to Kitty Hawk's use of the D&T opinions accompanying such audited statements in reporting the acquisition and in any subsequent registration statements unless D&T after delivering the undertaking discovers circumstances that under SEC rules or AICPA standards prevent its granting such consents.

         B. AIA may not, without Aircargo's prior written consent, dispose of any airframe or engine that is a part of the AIA 727 fleet, or make any material change in any customer contract.

         C. No party may take any intentional action that would cause any of its representations or warranties in section 3.0 to become untrue; and each party will exert its reasonable efforts to prevent any of its representations or
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                 warranties in section 3.0 from becoming untrue.

         D. Each party must promptly notify the others of any event or notice before closing that the notifying party believes in good faith to have a potential material adverse effect on the value, condition or serviceability of any material part of the AIA 727 fleet, or to that party's ability to perform any of its obligations under this agreement; or that renders untrue any representation or warranty by that party under this agreement.

         E. All parties will comply with their reporting and other obligations under HSR, and will diligently pursue obtaining all required consents by the DOJ and FTC to close under this agreement. AIA and Kitty Hawk will contribute equally to fund all required HSR filing fees required before closing.

         4.5     PRE-CLOSING USE, OPERATION AND MAINTENANCE OF THE AIA 727
FLEET.

         A. AIA promises to use, operate, maintain and preserve the AIA 727 fleet in a condition at least as good as its present condition and in compliance with the AIA maintenance program and FAA requirements until closing under this agreement. AIA must not without Aircargo's prior written consent:

                 1. operate or permit operation of any of the AIA 727 fleet except by AIA in the ordinary course of business and in accordance with current use;

                 2. remove or exchange any avionics, appliances or other component parts of the AIA 727 fleet except to substitute equivalent items as a result of regular maintenance before closing; or

                 3. perform any major modification, maintenance or repair of any part of the AIA 727 fleet except as required under the AIA maintenance program and FAA requirements or to repair casualty damage, all of which maintenance and repair, if any, will be at AIA's expense.

         B. Aircargo will have no rights before closing under this agreement to operate, use, control or exercise dominion over any part of the AIA 727 fleet, except as it may receive express written authority and designation to act as AIA's agent.

         4.6     CLOSING CONDITIONS.

         A.      AIA's closing obligations under this agreement are conditioned on:
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                 1.       AIA having obtained the consent of holders to release
                          all security interests in the AIA 727 fleet, which AIA promises to exert its reasonable efforts to obtain; and

                 2. AIA having obtained the consent of certain lenders whose financing agreements prohibit AIA's sale of aircraft other than in the ordinary course of business, which AIA promises to exert its reasonable efforts to obtain;

                 3. AIA having obtained the consent of customers to the assignment of the customer contracts to the extent required, which AIA promises to exert its reasonable efforts to obtain;

                 4. the representations and warranties by Aircargo and Kitty Hawk under Paragraph 3.3 being true at and as of closing; and

                 5.       closing being permissible under HSR.

         B. Aircargo's closing obligations under this agreement are conditioned on:

                 1. Aircargo having obtained financing for the cash portion of the purchase price on terms and conditions reasonably acceptable to Aircargo, which Aircargo promises to exert its good-faith efforts without material cost or disadvantage to obtain;

                 2. Aircargo having obtained the consent of a lender whose financing agreement prohibits Aircargo's incurring material debt without the lender's consent, which Aircargo promises to exert its good-faith efforts without material cost or disadvantage to obtain;

                 3. Aircargo having obtained the commitment of Federal Aviation Title and Guaranty Company of Oklahoma City, Oklahoma ("FATC"), to issue an owner's title policy insuring Aircargo's good and unencumbered title to the AIA 727 fleet upon consummation of closing;

                 4. the representations and warranties by AIA, KFS and Kalitta under Paragraph 3.1 and Paragraph 3.2 being true at and as of closing;

                 5. Aircargo having not discovered any condition of any aircraft or engine of the AIA 727 fleet or of any aircraft or engine records during its inspections under Paragraph 4.3(A) or otherwise that in Aircargo's reasonable opinion materially diminishes the value, condition or serviceability of any material part of the AIA 727 fleet;
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                 6.       no aircraft or engine of the AIA 727 fleet having
                          been destroyed or constructively lost; and no event having occurred that is reasonably likely to have a material adverse effect on the value, condition or serviceability of any material part of the AIA 727 fleet, or on AIA's ability to perform any of its material obligations under this agreement or under the letter of intent identified in Paragraph 2.1;

                 7. Aircargo having not discovered any aspect of the customer contracts during its review under Paragraph 4.3(B) or otherwise that in Aircargo's reasonable opinion is unacceptable

                 8. the terms of all customer consents to be delivered under Paragraph 4.8(D) being reasonably acceptable to Aircargo;

                 9. Aircargo having received the audited and unaudited financial statements and undertaking described in Paragraph 4.4(A), if any, in form and substance that in Aircargo's reasonable opinion will enable Kitty Hawk to fulfill its obligations under SEC regulations to file audited and unaudited statements of the acquired business of the AIA 727 fleet to report the acquisition and to obtain from the SEC effectiveness of its future registration statements; and

                 10.      closing being permissible under HSR.

         C. If any party to this agreement reasonably concludes before closing that any condition under Paragraph 4.6 to its closing obligations cannot be satisfied, it must give prompt notice (a "termination notice") to the other parties to this agreement. If any party gives a termination notice, no party will have further obligations under Paragraph 4.1, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 4.13, 4.14, 4.15 and 4.18; but if a party improperly gives a termination notice, knowingly makes an untrue representation or warranty under this agreement, or breaches any obligation under Paragraph 4.1, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.11, 4.13, 4.14, 4.15 or 4.18 that causes the failure of a closing condition, that party may be liable in damages to any other party injured by such action or breach. No termination notice will diminish the obligations of a party under Paragraph 4.16, 4.17 or 4.19.

         4.7 CLOSING AND CLOSING DATE. Closing will be accomplished by escrow through FATC on the second business day after closing becomes permissible under HSR.

         4.8     AIA'S CLOSING OBLIGATIONS.  At closing, AIA will:
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         A.      execute and deliver to Aircargo a warranty bill of sale in the form of Exhibit D, by which AIA will convey to Aircargo the AIA 727 fleet, with all avionics, auxiliary power units, and appliances now comprising the AIA 727 fleet (or with equivalent items substituted as a result of regular maintenance before closing), and all aircraft and engine records, warranting good title free and clear of all liens, security interests, lease or possessory rights, and any other adverse claims and encumbrances; and by which AIA will assign to Aircargo all of AIA's interests in existing assignable warranties, service life policies and patent indemnities, if any, of manufacturers and former owners with respect to any part of the AIA 727 fleet and all of AIA's maintenance, condition and warranty rights under agreements and bills of sale by which AIA acquired any part of the AIA 727 fleet;

         B. execute and deliver to Aircargo such other documents evidencing the conveyance of the aircraft to Aircargo as may reasonably be required for filing and registration of the conveyance with the FAA;

         C. execute and deliver to Aircargo an assignment in the form of Exhibit E assigning to Aircargo all of AIA's rights in and under the customer contracts attributable to periods following closing, and warranting good title to the assigned rights, free and clear of any security interest or adverse claim;

         D. deliver to Aircargo all required customer consents to AIA's assignment under Paragraph 4.8(C);

         E. execute and deliver with Aircargo customary ACMI aircraft operating agreements for the ACMI support operation; and

         F. deliver to Aircargo one or more certificates of insurance, in form reasonably acceptable to Aircargo, evidencing the insurance coverage that AIA is obligated to provide under Paragraph 4.11(B) and (C).

         4.9     AIRCARGO'S CLOSING OBLIGATIONS.  At closing, Aircargo will:

         A. pay the purchase price by delivering to AIA $51,000,000 in immediately-available cash funds;

         B. assume and agree to operate and perform without interruption AIA's obligations that initially arise following closing under the customer contracts identified in Exhibit B; and agree to perform without interruption the ACMI support operations identified in Exhibit C at reasonable market rates for one year, renewable at AIA's option for two additional years;

         C. execute and deliver with Aircargo customary ACMI aircraft operating agreements for the ACMI support operation; and

         D. deliver to AIA one or more certificates of insurance, in form reasonably acceptable to AIA, evidencing the insurance coverage that Aircargo is obligated to provide under Paragraph 4.11(A) and (C).
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         4.10    DELIVERY.  At consummation of closing, AIA will deliver to
Aircargo the AIA 727 fleet and all records concerning the AIA 727 fleet, at such location or locations in the continental United States as Aircargo requests. All risk of loss of the AIA 727 fleet will be upon Aircargo upon consummation of closing and delivery.

         4.11    INSURANCE.

         A.      AIRCARGO.

                 1. Aircargo must at its expense at closing and until the first anniversary of closing maintain in effect with insurers of recognized reputation and responsibility, all-risk aircraft hull damage and all-risk property damage insurance covering the AIA 727 fleet (including, except with respect to all-risk property damage insurance, aircraft war risk and governmental confiscation and expropriation (except by the U.S. government) and hijacking insurance, if and to the extent an aircraft that is a part of the AIA 727 fleet is operated on routes where the custom in the commercial airline industry is for air carriers to carry such insurance); which insurance must at all times be for an amount not less than the aggregate purchase price of the AIA 727 fleet, and as to each aircraft in an amount not less than the insurance amount shown in Exhibit A, with deductibles not greater than those Aircargo customarily accepts for other Boeing 727 freighter aircraft in its fleet.

                 2. Aircargo must at its expense at closing and until the fourth anniversary of closing maintain in effect comprehensive airline liability (including passenger, contractual, bodily injury, cargo and property damage liability) insurance with insurers of recognized reputation and responsibility (i) in an amount not less than $200,000,000 per occurrence combined single limit and (ii) of the type and coverage as from time to time are applicable to similar aircraft owned or leased by Aircargo. Such insurance must extend to AIA, its shareholders, directors, officers, employees, representatives and affiliates as additional insureds, and must cover Aircargo's indemnities under Paragraph 4.16 against tort claims.

         B. AIA. AIA must at its expense at closing and until the fourth anniversary of closing maintain in effect comprehensive airline liability (including passenger, contractual, bodily injury, cargo and property damage liability) insurance with insurers of recognized reputation and responsibility (i) in an amount not less than $200,000,000 per occurrence combined single limit and (ii) of the type and coverage as that maintained by AIA before closing. Such insurance must extend to Aircargo, its shareholders, directors, officers, employees, representatives and affiliates as additional, and must cover AIA's indemnities under Paragraph 4.16(A).
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         C.      POLICY TERMS.  Each insurance policy under Paragraph
                 4.11(A)(2) and Paragraph 4.11(B) must (i) require 30 days' advance notice (except no more than 7 days with respect to war risk coverages in accordance with standard industry practice) to the additional insureds before the insurer cancels such insurance for any reason, or before the insurance lapses for non-payment or premium, or before any material change is made in the insurance that adversely affects the interest of any additional insured, cancellation or change, (ii) provide that the coverage of each additional insured will not be invalidated by any action or inaction of the primary insured, regardless of any breach or violation of any warranty, declaration or condition, (iii) be primary without any right of contribution from any other insurance which is carried by any additional insured, (iii) provide that all of the provisions except the limits of liability will operate as if there were a separate policy covering each additional insured, and (iv) waive any right of the insurer to subrogation against an additional insured, and to set-off, counterclaim and any other deduction in respect of any liability of any additional insured.

         4.12    LIMITATION OF WARRANTIES AND DAMAGES.

         A. EXCEPT FOR EXPRESS WARRANTIES IN PARAGRAPH 3.1 AND EXPRESS WARRANTIES OF GOOD AND UNENCUMBERED TITLE CONTAINED IN THIS AGREEMENT AND TO BE CONTAINED IN AIA'S BILL OF SALE, AND THE DESCRIPTION OF THE AIA 727 FLEET IN EXHIBIT A, THE AIA 727 FLEET IS SOLD "AS IS, WHERE IS," WITHOUT ANY EXPRESS OR IMPLIED WARRANTY BY AIA, KFS OR KALITTA OF CHARACTER, CONDITION, OR MERCHANTABILITY OR FITNESS FOR ANY USE, AND WITHOUT ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AIA, KFS AND KALITTA DISCLAIM ALL IMPLIED WARRANTIES (I) AS TO THE AIRWORTHINESS, CONDITION OR DESIGN OF ANY PART OF THE AIA 727 FLEET, (II) OF FREEDOM OF THE AIA 727 FLEET FROM ANY RIGHTFUL CLAIM BY WAY OF PATENT INFRINGEMENT OR THE LIKE, (III) OF THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCERNIBLE, AND (IV) OF THE SUITABILITY OF THE AIA 727 FLEET FOR ANY USE OR APPLICATION BY AIRCARGO.

         B. EXCEPT FOR BREACH OF A REPRESENTATION, WARRANTY OR COVENANT UNDER 4.19, TO WHICH THIS EXCLUSION DOES NOT APPLY, NO PARTY WILL BE OBLIGATED UNDER THIS AGREEMENT FOR ANY INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES,

         4.13 TAXES. AIA will be solely responsible for and will timely pay any sales, use and excise taxes lawfully imposed upon AIA or Aircargo as a result of the sale, conveyance or delivery of the AIA 727 fleet under this agreement, or as a result of any repurchase of any part of the AIA 727 fleet under Paragraph 4.18; and AIA will indemnify Aircargo and hold it harmless from and against liability, loss and cost of defense upon all such taxes.

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         4.14    ACTIONS AFTER CLOSING; TRANSITIONAL OPERATIONS.

         A. All aircraft in the AIA 727 fleet will remain on the AIA operation specifications at closing and thereafter until they are transitioned to the Aircargo operation specifications under the schedule in Exhibit F, which is Aircargo's best current estimate of the time and transition rate required for efficient and prompt transitioning of all of the aircraft to Aircargo's operation specifications in accordance with FAA requirements and sound practices, but Exhibit F is subject to amendment from time to time by reasonable advance notice from Aircargo to AIA as Aircargo's estimates are modified through experience in the transitioning, except that no amendment may shorten the transition schedule in a way that imposes a materially greater burden on AIA to provide transition assistance.

         B. AIA will at its cost diligently after closing perform all transitional maintenance required to transition the AIA 727 fleet to Aircargo's maintenance program, or at Aircargo's option, will permit Aircargo to use and have full access to AIA's maintenance program so long as Aircargo retains any part of the AIA 727 fleet. AIA will assist Aircargo in transitioning the AIA 727 fleet to Aircargo's operation specifications in accordance with Exhibit F, as it may be amended from time to time. During the transition period AIA will provide qualified, certified and rested flight crews timely to perform all flight operations required by Aircargo for any aircraft included within the AIA 727 fleet that has not yet been transitioned to Aircargo's operation specifications.

         C. AIA will have no rights of ownership, control or operation of any aircraft of the AIA 727 fleet after closing, except as required under FAA regulations while providing flight crews and performing operations for Aircargo using aircraft of the AIA 727 fleet that have not yet been transitioned to Aircargo's operation specifications. After closing, Aircargo will otherwise at all times retain and exercise all rights of operation and movement of the aircraft.

         D. After closing and until all of the aircraft of the AIA 727 fleet have been transitioned to Aircargo's operation specifications, AIA will perform at an AIA maintenance facility all maintenance requested by Aircargo on any aircraft or engine of the AIA 727 fleet that has not been transitioned to Aircargo's operations specifications, at costs and rates not exceeding reasonable market rates and upon schedules that give equal priority to such aircraft and engine maintenance as AIA would assign to aircraft and engines owned by AIA.

         E. AIA will after closing assist AIA in the enforcement of all claims that AIA assigns to Aircargo in the bill of sale delivered by AIA at closing, including without limitation but at Aircargo's expense, pursuing any assigned claim in

                                                                         7/31/97


                 AIA's name but for the benefit of Aircargo.

         F. So long as the call option under Paragraph 4.18(A) can be exercised, Aircargo may not dispose of any part of the AIA 727 fleet, and will operate and maintain the AIA 727 fleet in compliance with the AIA or Aircargo maintenance program and in compliance with all FAA requirements.

         G. Aircargo may operate the AIA 727 fleet in AIA livery until the second anniversary of closing.

         4.15 LIMITATIONS ON ACQUISITION OF BOEING 727 AIRCRAFT. AIA, KFS and Kalitta promise Aircargo and Kitty Hawk that none of them will acquire Boeing 727 aircraft before the second anniversary of closing under this agreement unless (i) an option under Paragraph 4.18 has been exercised and closed, or (ii) they first offer to buy such aircraft from Aircargo at fair market values for cash.

         4.16    GENERAL INDEMNITIES.

         A. AIA, KFS AND KALITTA WILL JOINTLY AND SEVERALLY INDEMNIFY AIRCARGO, KITTY HAWK AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AFFILIATES, AND HOLD THEM HARMLESS, FROM AND AGAINST LIABILITY, LOSS AND COST OF DEFENSE UPON ALL CLAIMS:

                 1. FOR INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR DESTRUCTION OF ANY PROPERTY, INCLUDING THE AIA 727 FLEET, ARISING OUT OF THE OWNERSHIP, MANAGEMENT, POSSESSION, USE, CONTROL, MAINTENANCE OR OPERATION OF THE AIA 727 FLEET BEFORE CLOSING, EVEN IF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION IS CAUSED BY AIRCARGO'S OR KITTY HAWK'S ACTUAL OR IMPUTED NEGLIGENCE; EXCEPT THAT AIA'S, KFS'S AND KALITTA'S OBLIGATIONS UNDER THIS PARAGRAPH ARE LIMITED TO AN AGGREGATE OF $200,000,000, AND THIS INDEMNITY WILL NOT EXTEND TO ANY CLAIM FOR INJURY, DEATH, DAMAGE OR DESTRUCTION CAUSED BY AIRCARGO'S OR KITTY HAWK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR WHICH IS COVERED BY WORKER'S COMPENSATION INSURANCE; AND

                 2. FOR DEBT, CONTRACTUAL OBLIGATION, TAX OR GOVERNMENTAL CHARGE OR PENALTY THAT IS BASED UPON ANY UNDERTAKING OR ACTION BY AIA, KFS OR KALITTA AT ANY TIME BEFORE OR AFTER CLOSING THAT IS NOT ATTRIBUTABLE TO AN OBLIGATION KNOWINGLY INCURRED BY AIRCARGO OR KITTY HAWK OR FULLY DISCLOSED BY AIA AND EXPRESSLY ASSUMED BY AIRCARGO AT CLOSING; INCLUDING WITHOUT LIMITATION ALL CLAIMS UNDER CUSTOMER CONTRACTS OR FROM ACMI SUPPORT OPERATIONS THAT ARE ATTRIBUTABLE TO OCCURRENCES BEFORE CLOSING.

                                                                         7/31/97



         B. AIRCARGO AND KITTY HAWK WILL JOINTLY AND SEVERALLY INDEMNIFY AIA, KFS AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, EMPLOYEES AND REPRESENTATIVES, AND HOLD THEM HARMLESS, FROM AND AGAINST LIABILITY, LOSS AND COST OF DEFENSE UPON ALL CLAIMS:

                 1. FOR INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO OR DESTRUCTION OF ANY PROPERTY ARISING OUT OF THE OWNERSHIP, MANAGEMENT, POSSESSION, USE, CONTROL, MAINTENANCE OR OPERATION OF THE AIA 727 FLEET AFTER CLOSING, EVEN IF SUCH INJURY, DEATH, DAMAGE OR DESTRUCTION IS CAUSED BY AIA'S, KFS'S OR KALITTA'S ACTUAL OR IMPUTED NEGLIGENCE; EXCEPT THAT AIRCARGO'S AND KITTY HAWK'S OBLIGATIONS UNDER THIS PARAGRAPH ARE LIMITED TO AN AGGREGATE OF $200,000,000, AND THIS INDEMNITY WILL NOT EXTEND TO ANY CLAIM FOR INJURY, DEATH, DAMAGE OR DESTRUCTION CAUSED BY AIA'S, KFS'S OR KALITTA'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR WHICH IS COVERED BY WORKER'S COMPENSATION INSURANCE; AND

                 2. UNDER THE CUSTOMER CONTRACTS IDENTIFIED IN EXHIBIT C THAT ARE ATTRIBUTABLE TO AIRCARGO'S PERFORMANCE OR NON-PERFORMANCE AFTER CLOSING.

         4.17 COMMISSION OR FINDERS' FEE. No party will owe any commission or finder's fee under this agreement. Each party will indemnify the other and hold it harmless against liability, loss and cost of defense upon any claim to a commission or finders fee based upon agreement of the indemnitor.

         4.18    CALL/PUT OPTIONS.

         A. AIA has the option (the "call option") to repurchase no later than March 31, 1998 all of the AIA 727 fleet except the three aircraft and their engines, avionics and appliances (the "initial aircraft") designated under Exhibit F as the first three aircraft of the AIA 727 fleet to be transitioned to Aircargo's operation specifications (the AIA 727 fleet less the initial aircraft is the "option fleet").

                 1. AIA may exercise the call option only by giving notice (a "call notice") to Aircargo no later than February 28, 1998. If AIA gives a call notice, AIA will be responsible at its expense for preparation and fees for any HSR reports required for closing under the call option, and closing will be conditioned on its being permissible under HSR.

                 2. At closing under the call option, AIA must tender the repurchase price (the "call-option price") under the call option. The call-option price will be the sum of (i) the purchase price under Paragraph 4.2, less the sum of the

                                                                         7/31/97


                          scheduled values under Exhibit A for the initial aircraft, and (ii) Aircargo's unamortized portion of any expenditure made after closing to install hushkits, to comply with FAA airworthiness directives, or to perform major maintenance on any aircraft or engine of the option fleet.

                 3. If any aircraft or engine of the option fleet has suffered a casualty loss after closing and before closing under the call option, Aircargo will not be obligated to redeliver or replace the lost aircraft or engine, and the call-option price will be reduced by the scheduled value for the lost aircraft or engine that is set out in Exhibit A.

                 4. The call-option price will be payable in cash in immediately-available funds.

                 5. At closing under the call option, Aircargo will convey and deliver to AIA the option fleet in its then condition, without express or implied warranty of condition, merchantability or fitness except that it has authorized AIA to perform or has otherwise performed all maintenance required under Paragraph 4.14(F), and otherwise only warranting no deficiency in title or encumbrance by through or under Aircargo; and all indemnity and post-closing obligations by Aircargo under this agreement will be deemed modified so that they do not extend to any occurrence after closing of the call option except as to the initial aircraft.

                 6. AIA will at closing under the call option assume and agree to perform without interruption all lease and operating agreements (including without limitation customer contracts and ACMI support operations) upon which Aircargo is then obligated and for which Aircargo is then using any of the option fleet, except any leases and operating agreements negotiated by Aircargo after closing (i) that are not renewals, extensions or novations of customer contracts and
                          (ii) that Aircargo wishes to continue to perform with other aircraft or through subcontract.

                 7. AIA will after closing under the call option indemnify and hold Aircargo and its shareholders, directors, officers, employees and representatives harmless from and against all claims attributable to ownership, use or operation of any part of the option fleet after closing of the call option.

                 8. The call option will terminate and may not be exercised (i) if any representation or warranty by AIA, KFS or Kalitta under this agreement is untrue in any material respect, (ii) if AIA, KFS or Kalitta

                                                                         7/31/97


                          breaches any covenant under Paragraph 4.19, (iii) if AIA breaches any post-closing obligation under this agreement and fails to cure such breach within 10 days after Aircargo gives notice to AIA of the breach, and (iv) if AIA loses its certificates or authority to operate Boeing 727 aircraft.

                 9. Except for a collateral assignment to an institutional lender, AIA may not assign the call option by operation of law or otherwise except to Kalitta or KFS, and neither of them may further assign the call option by operation of law or otherwise without Aircargo's prior written consent.

         B. Aircargo has the option (the "put option") to require AIA to repurchase no later than December 31, 1997 all of the option fleet as defined in Paragraph 4.18(A) if (i) in Aircargo's reasonable opinion any airworthiness directive issued by the FAA materially diminishes the utility or value of the option fleet, or (ii) AIA refinances any material part of its existing institutional debt and for any reason except Kitty Hawk's material breach the parties do not close by November 30, 1997 under a definitive agreement for Kitty Hawk's acquisition of one or more of the Kalitta companies.

                 1. Aircargo may exercise the put option only by giving notice (a "put notice") to AIA no later than November 30, 1997. If Aircargo gives a put notice, Aircargo will be responsible at AIA's expense for preparation and fees for any HSR reports required for closing under the put option, and closing will be conditioned on its being permissible under HSR.

                 2. At closing under the put option, AIA must tender the repurchase price (the "put-option price") under the put option. The put-option price will be the sum of
                          (i) the purchase price under Paragraph 4.2, less the sum of scheduled values for the initial aircraft and the put-option retained aircraft that are set out in Exhibit A, and (ii) Aircargo's unamortized portion of any expenditure made after closing to install hushkits, to comply with FAA airworthiness directives, or to perform major maintenance on any aircraft or engine of the option fleet.

                 3. If any aircraft or engine of the option fleet has suffered a casualty loss after closing and before closing under the put option, Aircargo will not be obligated to redeliver or replace the lost aircraft or engine, and the put-option price will be reduced by the scheduled value for the lost aircraft or engine that is set out in Exhibit A.

                 4. The put-option price will be payable in cash in immediately-available funds.

                                                                         7/31/97



                 5. At closing under the put option, Aircargo will convey and deliver to AIA the option fleet in its then condition, without express or implied warranty of condition, merchantability or fitness except that it has authorized AIA to perform or has otherwise performed all maintenance required under Paragraph 4.14(F), and otherwise only warranting no deficiency in title or encumbrance by through or under Aircargo; and all indemnity and post-closing obligations by Aircargo under this agreement will be deemed modified so that they do not extend to any occurrence after closing of the put option except as to the initial and put-option retained aircraft.

                 6. AIA will at closing under the put option assume and agree to perform without interruption all lease and operating agreements (including without limitation customer contracts and ACMI support operations) upon which Aircargo is then obligated and for which Aircargo is then using any of the option fleet, except any leases and operating agreements negotiated by Aircargo after closing (i) that are not renewals, extensions or novations of customer contracts and
                          (ii) that Aircargo wishes to continue to perform with other aircraft or through subcontract.

                 7. AIA will after closing under the put option indemnify and hold Aircargo and its shareholders, directors, officers, employees and representatives harmless from and against all claims attributable to ownership, use or operation of any part of the option fleet after closing of the put option.

         4.19    PROHIBITIONS AGAINST SHOPPING.

         A. AIA, KFS and Kalitta jointly and severally represent and warrant to Aircargo and Kitty Hawk that (i) they have made no agreement to sell the stock, business or any material asset of any of the Kalitta companies to another, or to merge, consolidate or combine assets or business of any of the Kalitta companies with another, except any asset sale shown in the Fieldstone model identified in the letter of intent, and
                 (ii) that none of them are currently engaged in negotiations or discussions concerning any other sale of the stock, or the sale, merger or combination of any material asset or business of any of the Kalitta companies to or with another (except the possible collateral transfer of certain aircraft to a trustee in connection with certain bond financing).

         B. AIA, KFS and Kalitta jointly and severally promise Aircargo and Kitty Hawk that until March 31, 1998, or until earlier exercise and closing of an option under Paragraph 4.18, none of them will solicit, discuss, negotiate or agree to (i) the sale of any stock or other equity interest in any of the Kalitta companies

                                                                         7/31/97


                 except under the letter of intent identified in Paragraph 2.1,
                 (ii) a merger or combination of any material asset or business, or any exchange of shares, of any of the Kalitta companies except under the letter of intent identified in Paragraph 2.1, or (iii) a sale or disposition of any of the business or operating aircraft assets of any of the Kalitta companies (a) except under the letter of intent identified in Paragraph 2.1, (b) except for the possible collateral transfer of certain aircraft to a trustee in connection with certain bond financing, and (c) except asset sails shown in the Fieldstone model identified in the letter of intent, or sales of L-1011's or DC-8's to generate cash to service debt or as required for ongoing operations of any of the Kalitta companies.

         C. AIA, KFS and Kalitta jointly and severally promise Aircargo and Kitty Hawk that until March 31, 1998, or until earlier exercise and closing of an option under Paragraph 4.18, they will give prompt notice to Aircargo if any of them receives any communication from anyone who is not a party to this agreement and who proposes any discussion, negotiation or agreement prohibited under Paragraph 4.19(B).

         D. The third sentence of Paragraph 4.2 of the letter of intent identified in Paragraph 2.1 is amended to incorporate the representations, warranties and covenants in Paragraph 4.19(A), (B) and (C) above, which are effective both under this agreement and under the letter of intent as so amended.

         E. Aircargo and Kitty Hawk jointly and severally promise AIA, KFS and Kalitta that until December 31, 1997 neither of them will agree (i) to any merger or combination of any material asset or business of Kitty Hawk except under the letter of intent identified in Paragraph 2.1, or (ii) to any acquisition of any material equity interest in any business entity or any operating segment of any business entity except under the letter of intent identified in Paragraph 2.1.


5.0      GENERAL PROVISIONS

         5.1 AMENDMENTS AND WAIVERS. To amend this agreement or waive any provision of this agreement, both parties must sign a written amendment or waiver that identifies by section or paragraph number the provision that it purports to amend or waive. No noncomplying course of dealing may be construed to amend or waive any provisions of this agreement.

         5.2 ASSIGNMENT. No party may assign its rights under this agreement except as provided in Paragraph 4.18(A)(9) without the prior written consent of all other parties. Any attempted assignment in violation of the preceding sentence will be ineffective to transfer any rights under this agreement to the purported assignee.

                                                                         7/31/97



         5.3 NOTICES. Notices required or permitted under this agreement must be in writing. Notices may be given by Federal Express, fee prepaid, addressed to the intended recipient at its address in Paragraph 1.2, or to such other notice address as that party designates by notice to the other parties, and any notice so given will be effective one business day after deposit with Federal Express. A business day is any day other than a Saturday, Sunday, or legal holiday in Texas. A notice given by other means will be effective only when actually received by the addressee.

         5.4 REMEDIES. Each party to this agreement will be entitled to all remedies at law and in equity for breach of obligations under this agreement. No provision of Paragraph 4.18(A)(7) or Paragraph 4.19 is intended to limit the full availability of all other legal and equitable remedies.

         5.5 DISCLOSURE. Kitty Hawk may at any time after execution of this agreement disclose the existence and terms of this agreement and the letter of intent identified in Paragraph 2.1 by releasing a public announcement in the form of the draft press release in Exhibit G, and by such other methods in Kitty Hawk's reasonable opinion are required or prudent. This provision modifies obligations under Paragraph 4.1 of the letter of intent and under Paragraph 3.3 of the nondisclosure agreement identified in Paragraph 4.1 of the letter of intent.

         5.6     CONSTRUCTION.

         A. When used in this agreement, defined terms (in quotation marks within parentheses immediately following the defining term or phrase) have the defined meanings unless the context clearly indicates otherwise. Defined terms may be used in the singular or plural. Unless otherwise clearly indicated, paragraph ("Paragraph") references are to paragraphs of this agreement.

         B. Texas law and the Federal Arbitration Act govern the effect and construction of this agreement.

         C. Any action upon a claim arising out of this agreement must be commenced by filing of an arbitration claim under Paragraph 5.7 within two years after the cause of action accrues.

         D. If any provision of this agreement is invalid or unenforceable, the remaining provisions of this agreement will be enforceable.

         E. This agreement binds and benefits the parties and their respective successors and permitted assigns.

         F. This agreement is the entire agreement between the parties with respect to the AIA 727 fleet, and merges and supersedes all former agreements, letters, promises or representations, whether oral or written, express or implied, that relate to the AIA 727 fleet; with the exceptions that (i) Paragraph 4.1 and Paragraph 4.3 through

                                                                         7/31/97


                 4.8 of the letter of intent are unaffected by this agreement and remain in full force and effect in accordance with their respective terms, (ii) Paragraph 4.2 of the letter of intent as modified by Paragraph 4.19 above remains in full force and effect independently of this agreement, (iii) all provisions of the confidentiality agreement identified in Paragraph 4.1 of the letter of intent are unaffected by this agreement and remain in full force and effect in accordance with their respective terms, except to the extent they are modified by Paragraph 5.5, and (iv) this agreement in no way affects or amends any obligation of any party under or in connection with the Settlement Agreement executed in August 1994 related to the U.S. Postal Service's ANET 93-01 solicitation.

         G. All representations and warranties contained in this agreement will survive investigation and closing.

         H. No waiver of a claim or default under this agreement may be construed to be a waiver of any other claim or default.

         I. No rule of construction resolving any ambiguity against a drafting party will apply.

         J. Titles and headings are only for convenient reference and are not to be construed in interpretation.

         K. Exhibits A, B, C, D, E, F and G are attached to this agreement and are incorporated as part of this agreement.

         L. This agreement is not intended to create any relationship between AIA and Aircargo except that of seller and buyer. Neither this agreement nor any performance under it, including without limitation any performance under Paragraph 4.14, is intended to create any partnership or joint venture relationship of any kind.

         M. Notwithstanding termination of any obligations under this agreement, the provisions of Paragraph 4.19 and section 5.0 will continue to be effective except to the extent that any of them is amended in accordance with Paragraph 5.1.

         5.7 BINDING AGREEMENT TO ARBITRATE DISPUTES. All disputes under or relating to this agreement must exclusively be resolved by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time the arbitration proceeding commences, except that (i) Paragraphs 5.1 through 5.6 will govern the effect and construction of this agreement, (ii) the locale of the arbitration must be the locale of the party against whom arbitration is first demanded, (iii) any award must state material findings of fact and conclusions of law, (iv) a party may seek preliminary injunctive or other equitable relief from any court of competent jurisdiction to preserve the status quo pending selection of an arbitrator, (v) an arbitrator may by interim or final award grant declarative and injunctive

                                                                         7/31/97


and other equitable relief (the parties acknowledge that remedies at law are unlikely to be adequate to protect against or remedy breach of this agreement), and (vi) a prevailing party in litigation to require arbitration or to obtain preliminary relief pending establishment of an arbitration panel, in arbitration, or in litigation to confirm or enforce an arbitration award will be entitled to recover its reasonable attorneys' fees and costs. An arbitration award will be final and binding on all parties, and judgment upon such arbitration award may be entered in any court having jurisdiction.



                                 AMERICAN INTERNATIONAL AIRWAYS, INC.



                                 By:  /s/ CONRAD KALITTA
                                      ----------------------------------
                                      CONRAD KALITTA,
                                      PRESIDENT




                                 KALITTA FLYING SERVICES, INC.



                                 By:  /s/ DON SCHILLING
                                      ----------------------------------
                                      DON SCHILLING,
                                      PRESIDENT



                                 /s/ CONRAD KALITTA
                                 ---------------------------------------
                                 CONRAD KALITTA



                                 KITTY HAWK, INC.



                                 By:  /s/ M. TOM CHRISTOPHER
                                      ----------------------------------
                                      M. TOM CHRISTOPHER
                                      CHAIRMAN AND CEO



                                 KITTY HAWK AIRCARGO, INC.



                                 By:  /s/ M. TOM CHRISTOPHER
                                      ----------------------------------
                                      M. TOM CHRISTOPHER
                                      CHAIRMAN AND CEO